Exhibit 99.1

ARIAD Announces FDA Full Approval and Label Update for Iclusig® (ponatinib) Based on Long-Term Efficacy and Safety Data from Phase 2 PACE Clinical Trial

  Full approval granted through completion of accelerated approval commitments for rare cancer patients who may have no other targeted treatment options
  New label update for CP-CML reflects 55 percent major cytogenetic response rate (MCyR), and 39 percent major molecular response rate (MMR), a key secondary endpoint deeper than cytogenetic response
  Safety and efficacy profile updated based on 48-month follow-up

CAMBRIDGE, Mass.--(BUSINESS WIRE)--November 29, 2016--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced that the U.S. Food and Drug Administration (FDA) has granted Iclusig® (ponatinib) full approval for the treatment of adult patients with chronic phase, accelerated phase, or blast phase chronic myeloid leukemia (CML) or Philadelphia chromosome-positive acute lymphoblastic leukemia (Ph+ ALL) for whom no other tyrosine kinase inhibitor (TKI) therapy is indicated; and for the treatment of adult patients with T315I-positive CML (chronic phase, accelerated phase, or blast phase) or T315I positive Ph+ ALL. Iclusig was initially approved in December 2012 under the FDA’s accelerated approval program, which provides patients earlier access to promising new drugs that treat serious conditions based on a surrogate endpoint while the company conducts additional studies to confirm the drug’s clinical benefit. The therapy was granted the FDA’s orphan drug designation because it is intended to treat a rare disease or condition.

This full approval and label update is based on 48-month follow-up data (as of August 2015) from the pivotal Phase 2 PACE clinical trial of Iclusig in heavily pretreated patients with resistant or intolerant CML or Ph+ ALL. These data were presented at the 2016 meetings of the American Society for Clinical Oncology and the European Hematology Association (EHA).

“The data on Iclusig continue to show that with a minimum follow-up of 48 months, many chronic phase CML patients in the PACE trial have retained long-term cytogenetic and molecular responses,” stated Timothy P. Clackson, Ph.D., president of research and development and chief scientific officer at ARIAD. “We are pleased to have received full approval of this medicine that was discovered and developed by ARIAD scientists to address rare cancers for patients who may have no other targeted treatment option. With this label update we are also now able to communicate to physicians that patients have experienced deep responses on Iclusig, measured by major molecular response (MMR). We are continuing our efforts to understand the optimal Iclusig dose for patients with the OPTIC (Optimizing Ponatinib Treatment In CML) post-marketing study.”

“The longer follow up of the PACE study confirms the clinical benefit of ponatinib in this setting. We had learned from the initial report of the high response rate with ponatinib among CML patients with resistance or intolerance to prior therapies. The four-year follow-up and updated safety profile demonstrate durability of responses in this heavily pre-treated population. These results solidify ponatinib as an important and valuable treatment option for refractory patients with CML where no other TKI therapy is appropriate, including those who have the T315I mutation,” stated Jorge Cortes, M.D., professor and deputy chair, Department of Leukemia, The University of Texas MD Anderson Cancer Center, and a leading investigator in the PACE trial.

“Prior to the approval of Iclusig, there were patients with CML for whom no targeted treatment was available, either because they had developed resistance mutations or intolerance to other approved treatments. For these patients, we now have a better understanding of the long-term treatment profile of Iclusig,” stated Greg Stephens, executive director of the National CML Society. “We have been impressed by the major molecular responses some patients have been able to achieve on Iclusig and by ARIAD’s commitment to supporting patient and caregiver needs.”

Four-Year PACE Trial Data Included in Labeling Update

The efficacy and safety of ponatinib in CML and Ph+ ALL patients resistant or intolerant to dasatinib or nilotinib, or with the T315I mutation, were evaluated in the PACE trial. A total of 449 patients were treated with ponatinib at a starting dose of 45 mg/day. An estimated 93 percent of patients previously received two or more approved tyrosine kinase inhibitors (TKIs), and 56 percent of all patients had received three or more approved TKIs. Enrollment in the PACE trial was completed in October 2011.

Updated data on CP-CML patients (n=270) from the ongoing trial indicate that with a minimum follow-up of 48 months (data as of August 3, 2015), 110 patients continued to receive ponatinib. Additional data for CP-CML patients include:

  55 percent of CP-CML patients achieved major cytogenetic response (MCyR) (primary endpoint) at any time.
    The median duration of MCyR (range 2.7 to 50+ months) has not been reached.
  39 percent of patients achieved a major molecular response (MMR) at any time.
    The median duration of MMR (range 1.7 to 50+ months) has not been reached.
  With four years of follow-up, 33 percent (150/449) of all patients experienced arterial occlusive events (AOE). Twenty-one percent of patients experienced cardiac vascular, 12 percent experienced peripheral vascular and 9 percent experienced cerebrovascular arterial occlusive events, with some patients experiencing more than one type of AOE. Twenty-two percent experienced arterial occlusive serious adverse reactions (12% cardiac vascular, 8% peripheral vascular and 7% cerebrovascular).
  Six percent of all patients experienced a venous thromboembolic event.
  The most common any-grade treatment-emergent adverse events occurring in ≥ 20 percent of CP-CML patients included hypertension (69%), rash (63%), abdominal pain (48%), fatigue (47%), headache (43%), arterial ischemia (42%), dry skin (42%), constipation (41%), arthralgia (32%), nausea (28%), pyrexia (26%), peripheral neuropathy (24%), myalgia (24%), pain in extremity (23%), back pain (21%), diarrhea (20%). Post-marketing cases of reversible posterior leukoencephalopathy syndrome have been reported.

OPTIC Post-Marketing Trial

ARIAD is currently enrolling patients in the OPTIC post-marketing trial of Iclusig (ponatinib) which is expected to inform the optimal dosing of Iclusig. This randomized, dose-ranging trial is enrolling patients with CP-CML who are resistant to at least two approved TKIs. Patients are randomized equally to receive once-daily administration of 45 mg (cohort A), 30 mg (cohort B) or 15 mg (cohort C) of ponatinib. Patients in cohorts A and B will have their daily dose reduced to 15 mg upon achievement of MCyR. The primary endpoint of the trial is MCyR by 12 months for each cohort. ARIAD expects initial data from the OPTIC trial to be submitted to the American Society of Hematology (ASH) meeting in 2017.

About Iclusig® (ponatinib) tablets
Iclusig is a kinase inhibitor. The primary target for Iclusig is BCR-ABL, an abnormal tyrosine kinase that is expressed in chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Iclusig was designed using ARIAD's computational and structure-based drug-design platform specifically to inhibit the activity of BCR-ABL. Iclusig targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment, including the T315I mutation, which has been associated with resistance to other approved TKIs. Iclusig is approved in the U.S., EU, Australia, Switzerland, Israel, Canada and Japan.

In the U.S., Iclusig is a kinase inhibitor indicated for the:

  Treatment of adult patients with chronic phase, accelerated phase, or blast phase chronic myeloid leukemia (CML) or Philadelphia chromosome positive acute lymphoblastic leukemia (Ph+ ALL) for whom no other tyrosine kinase inhibitor (TKI) therapy is indicated.
  Treatment of adult patients with T315I-positive chronic myeloid leukemia (chronic phase, accelerated phase, or blast phase) or T315I-positive Ph+ ALL.

Limitations of use:

Limitations of use: Iclusig is not indicated and is not recommended for the treatment of patients with newly diagnosed chronic phase CML.

IMPORTANT SAFETY INFORMATION
Based on the Phase 2 48 mo. follow-up analysis (N=449), except where noted

IMPORTANT U.S. SAFETY INFORMATION, INCLUDING THE BOXED WARNING
WARNING: ARTERIAL OCCLUSION, VENOUS THROMBOEMBOLISM, HEART FAILURE, and HEPATOTOXICITY

See full prescribing information for complete boxed warning.

  Arterial occlusion has occurred in at least 35% of Iclusig® (ponatinib)-treated patients including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures. Patients with and without cardiovascular risk factors, including patients less than 50 years old, experienced these events. Interrupt or stop Iclusig immediately for arterial occlusion. A benefit-risk consideration should guide a decision to restart Iclusig.
  Venous Thromboembolism has occurred in 6% of Iclusig-treated patients. Monitor for evidence of thromboembolism. Consider dose modification or discontinuation of Iclusig in patients who develop serious venous thromboembolism.
  Heart Failure, including fatalities occurred in 9% of Iclusig treated patients. Monitor cardiac function. Interrupt or stop Iclusig for new or worsening heart failure.
  Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function. Interrupt Iclusig if hepatotoxicity is suspected.

Warnings and Precautions

Arterial Occlusions: Arterial occlusions, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease have occurred in at least 35% of Iclusig-treated patients from the phase 1 and phase 2 trials. In the phase 2 trial, 33% (150/449) of Iclusig-treated patients experienced a cardiac vascular (21%), peripheral vascular (12%), or cerebrovascular (9%) arterial occlusive event; some patients experienced more than 1 type of event. Fatal and life-threatening events have occurred within 2 weeks of starting treatment, with doses as low as 15 mg per day. Iclusig can also cause recurrent or multi-site vascular occlusion. Patients have required revascularization procedures. The median time to onset of the first cardiac vascular, cerebrovascular, and peripheral vascular arterial occlusive events was 193, 526, and 478 days, respectively. Patients with and without cardiovascular risk factors, some age 50 years or younger, experienced these events. The most common risk factors observed with these events were hypertension, hyperlipidemia, and history of cardiac disease. Arterial occlusive events were more frequent with increasing age and in patients with a history of ischemia, hypertension, diabetes, or hyperlipidemia. In patients suspected of developing arterial occlusive events, interrupt or stop Iclusig.

Venous Thromboembolism: Venous thromboembolic events occurred in 6% (25/449) of Iclusig-treated patients with an incidence rate of 5% (13/270 CP-CML), 4% (3/85 AP-CML), 10% (6/62 BP-CML) and 9% (3/32 Ph+ ALL). Events included: deep venous thrombosis, pulmonary embolism, superficial thrombophlebitis, and retinal vein thrombosis with vision loss. Consider dose modification or discontinuation of Iclusig in patients who develop serious venous thromboembolism.

Heart Failure: Fatal or serious heart failure or left ventricular dysfunction occurred in 6% of Iclusig-treated patients (29/449). Nine percent of patients (39/449) experienced any grade of heart failure or left ventricular dysfunction. The most frequently reported heart failure events were congestive cardiac failure and decreased ejection fraction (14 patients each; 3%). Monitor patients for signs or symptoms consistent with heart failure and treat as clinically indicated, including interruption of Iclusig. Consider discontinuation if serious heart failure develops.

Hepatotoxicity: Iclusig can cause hepatotoxicity, including liver failure and death. Fulminant hepatic failure leading to death occurred in a patient within one week of starting Iclusig. Two additional fatal cases of acute liver failure also occurred. The fatal cases occurred in patients with BP-CML or Ph+ ALL. Severe hepatotoxicity occurred in all disease cohorts, with 11% (50/449) experiencing grade 3 or 4 hepatotoxicity. The most common forms of hepatotoxicity were elevations of AST or ALT (54% all grades, 8% grade 3 or 4, 5% not reversed at last follow-up), bilirubin, and alkaline phosphatase. Hepatotoxic events were observed in 29% of patients. The median time to onset of hepatotoxicity event was 3 months. Monitor liver function tests at baseline, then at least monthly or as clinically indicated. Interrupt, reduce or discontinue Iclusig as clinically indicated.

Hypertension: Treatment-emergent elevation of systolic or diastolic blood pressure (BP) occurred in 68% (306/449) of Iclusig-treated patients. Fifty-three patients (12%) experienced treatment-emergent symptomatic hypertension as a serious adverse reaction, including hypertensive crisis. Patients may require urgent clinical intervention for hypertension associated with confusion, headache, chest pain, or shortness of breath. In patients with baseline systolic BP<140 mm Hg and baseline diastolic BP<90 mm Hg, 80% (229/285) experienced treatment-emergent hypertension; 44% (124/285) developed Stage 1 hypertension, 37% developed Stage 2 hypertension. In 132 patients with Stage 1 hypertension at baseline, 67% (88/132) developed Stage 2 hypertension. Monitor and manage blood pressure elevations during Iclusig use and treat hypertension to normalize blood pressure. Interrupt, dose reduce, or stop Iclusig if hypertension is not medically controlled. In the event of significant worsening, labile or treatment-resistant hypertension, interrupt treatment and consider evaluating for renal artery stenosis.

Pancreatitis: Pancreatitis occurred in 7% (31/449, 6% serious or grade 3/4) of Iclusig-treated patients. The incidence of treatment-emergent lipase elevation was 42% (16% grade 3 or greater). Pancreatitis resulted in discontinuation or treatment interruption in 6% of patients (26/449). The median time to onset of pancreatitis was 14 days. Twenty-three of the 31 cases of pancreatitis resolved within 2 weeks with dose interruption or reduction. Check serum lipase every 2 weeks for the first 2 months and then monthly thereafter or as clinically indicated. Consider additional serum lipase monitoring in patients with a history of pancreatitis or alcohol abuse. Dose interruption or reduction may be required. In cases where lipase elevations are accompanied by abdominal symptoms, interrupt treatment with Iclusig and evaluate patients for pancreatitis. Do not consider restarting Iclusig until patients have complete resolution of symptoms and lipase levels are less than 1.5 x ULN.

Increased Toxicity in Newly Diagnosed Chronic Phase CML: In a prospective randomized clinical trial in the first-line treatment of newly diagnosed patients with chronic phase (CP) CML, single agent Iclusig 45 mg once-daily increased the risk of serious adverse reactions 2-fold compared to single agent imatinib 400 mg once-daily. The median exposure to treatment was less than 6 months. The trial was halted for safety in October 2013. Arterial and venous thrombosis and occlusions occurred at least twice as frequently in the Iclusig arm compared to the imatinib arm. Compared to imatinib-treated patients, Iclusig-treated patients exhibited a greater incidence of myelosuppression, pancreatitis, hepatotoxicity, cardiac failure, hypertension, and skin and subcutaneous tissue disorders. Iclusig is not indicated and is not recommended for the treatment of patients with newly diagnosed CP-CML.

Neuropathy: Peripheral and cranial neuropathy have occurred in Iclusig-treated patients. Overall, 20% (90/449) of Iclusig-treated patients experienced a peripheral neuropathy event of any grade (2%, grade 3/4). The most common peripheral neuropathies reported were paresthesia (5%, 23/449), neuropathy peripheral (4%, 19/449), hypoesthesia (3%, 15/449), dysgeusia (2%, 10/449), muscular weakness (2% 10/449) and hyperesthesia (1%, 5/449). Cranial neuropathy developed in 2% (10/449) of Iclusig-treated patients (<1%, 3/449 - grade 3/4). Of the patients who developed neuropathy, 26% (23/90) developed neuropathy during the first month of treatment. Monitor patients for symptoms of neuropathy, such as hypoesthesia, hyperesthesia, paresthesia, discomfort, a burning sensation, neuropathic pain or weakness. Consider interrupting Iclusig and evaluate if neuropathy is suspected.

Ocular Toxicity: Serious ocular toxicities leading to blindness or blurred vision have occurred in Iclusig-treated patients. Retinal toxicities including macular edema, retinal vein occlusion, and retinal hemorrhage occurred in 2% of Iclusig-treated patients. Conjunctival irritation, corneal erosion or abrasion, dry eye, conjunctivitis, conjunctival hemorrhage, hyperaemia and edema or eye pain occurred in 14% of patients. Visual blurring occurred in 6% of patients. Other ocular toxicities include cataracts, periorbital edema, blepharitis, glaucoma, eyelid edema, ocular hyperaemia, iritis, iridocyclitis, and ulcerative keratitis. Conduct comprehensive eye exams at baseline and periodically during treatment.

Hemorrhage: Serious hemorrhage events including fatalities, occurred in 6% (28/449) of patients treated with Iclusig. Hemorrhage occurred in 28% (124/449) of patients. The incidence of serious bleeding events was higher in patients with AP-CML, BP-CML, and Ph+ ALL. Gastrointestinal hemorrhage and subdural hematoma were the most commonly reported serious bleeding events occurring in 1% (4/449) each. Most hemorrhagic events, but not all, occurred in patients with grade 4 thrombocytopenia. Interrupt Iclusig for serious or severe hemorrhage and evaluate.

Fluid Retention: Fluid retention events judged as serious occurred in 4% (18/449) of patients treated with Iclusig. One instance of brain edema was fatal. For fluid retention events occurring in >2% of the patients (treatment-emergent), serious cases included: pleural effusion (7/449, 2%), pericardial effusion (4/449, 1%), and edema peripheral (2/449, <1%).

In total, fluid retention occurred in 31% of the patients. The most common fluid retention events were peripheral edema (17%), pleural effusion (8%), pericardial effusion (4%) and peripheral swelling (3%).

Monitor patients for fluid retention and manage patients as clinically indicated. Interrupt, reduce, or discontinue Iclusig as clinically indicated.

Cardiac arrhythmias: Arrhythmias occurred in 19% (86/449) of Iclusig-treated patients, of which 7% (33/449) were grade 3 or greater. Arrhythmia of ventricular origin was reported in 3% (3/86) of all arrhythmias, with one case being grade 3 or greater. Symptomatic bradyarrhythmias that led to pacemaker implantation occurred in 1% (3/449) of Iclusig-treated patients.

Atrial fibrillation was the most common arrhythmia and occurred in 7% (31/449) of patients, approximately half of which were grade 3 or 4. Other grade 3 or 4 arrhythmia events included syncope (9 patients; 2.0%), tachycardia and bradycardia (2 patients each 0.4%), and electrocardiogram QT prolonged, atrial flutter, supraventricular tachycardia, ventricular tachycardia, atrial tachycardia, atrioventricular block complete, cardio-respiratory arrest, loss of consciousness, and sinus node dysfunction (1 patient each 0.2%). For 27 patients, the event led to hospitalization.

In patients with signs and symptoms suggestive of slow heart rate (fainting, dizziness) or rapid heart rate (chest pain, palpitations or dizziness), interrupt Iclusig and evaluate.

Myelosuppression: Myelosuppression was reported as an adverse reaction in 59% (266/449) of Iclusig-treated patients and grade 3/4 myelosuppression occurred in 50% (226/449) of patients. The incidence of these events was greater in patients with AP-CML, BP-CML, and Ph+ ALL than in patients with CP-CML.
Severe myelosuppression (Grade 3 or 4) was observed early in treatment, with a median onset time of 1 month (range <1-40 months). Obtain complete blood counts every 2 weeks for the first 3 months and then monthly or as clinically indicated, and adjust the dose as recommended.

Tumor Lysis Syndrome: Two patients (<1%, one with AP-CML and one with BP-CML) treated with Iclusig developed serious tumor lysis syndrome. Hyperuricemia occurred in 7% (31/449) of patients. Due to the potential for tumor lysis syndrome in patients with advanced disease, ensure adequate hydration and treat high uric acid levels prior to initiating therapy with Iclusig.

Reversible Posterior Leukoencephalopathy Syndrome (RPLS): Postmarketing cases of reversible posterior leukoencephalopathy syndrome (RPLS—also known as Posterior Reversible Encephalopathy Syndrome (PRES)) have been reported in Iclusig-treated patients. RPLS is a neurological disorder that can present with signs and symptoms such as seizure, headache, decreased alertness, altered mental functioning, vision loss, and other visual and neurological disturbances. Hypertension is often present and diagnosis is made with supportive findings on magnetic resonance imaging (MRI) of the brain. If RPLS is diagnosed, interrupt Iclusig treatment and resume treatment only once the event is resolved and if the benefit of continued treatment outweighs the risk of RPLS.

Compromised Wound Healing and Gastrointestinal Perforation: Since Iclusig may compromise wound healing, interrupt Iclusig for at least 1 week prior to major surgery. Serious gastrointestinal perforation (fistula) occurred in one patient 38 days post-cholecystectomy.

Embryo-Fetal Toxicity: Based on its mechanism of action and findings from animal studies, Iclusig can cause fetal harm when administered to a pregnant woman. In animal reproduction studies, oral administration of ponatinib to pregnant rats during organogenesis caused adverse developmental effects at exposures lower than human exposures at the recommended human dose. Advise pregnant women of the potential risk to the fetus. Advise females of reproductive potential to use effective contraception during treatment with Iclusig and for 3 weeks after the last dose.

Most Common Adverse Reactions: Overall, the most common non-hematologic adverse reactions (≥20%) were abdominal pain, rash, constipation, headache, dry skin, fatigue, hypertension, pyrexia, arthralgia, nausea, diarrhea, lipase increased, vomiting, myalgia and pain in extremity. Hematologic adverse reactions included thrombocytopenia, anemia, neutropenia, lymphopenia, and leukopenia.

Please see the full U.S. Prescribing Information for Iclusig, including the Boxed Warning.

Iclusig is a registered trademark of ARIAD Pharmaceuticals, Inc.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts is focused on discovering, developing and commercializing precision therapies for patients with rare cancers. ARIAD is working on new medicines to advance the treatment of rare forms of chronic and acute leukemia, lung cancer and other rare cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

Forward-Looking Statements

This press release contains forward-looking statements, each of which are qualified in their entirety by this cautionary statement. Any statements contained herein which do not describe historical facts, including, but not limited to the statements related to the continued clinical benefit, durability of response and safety profile of Iclusig, our efforts to understand the optimal dose of Iclusig in the OPTIC trial, and our plans to report initial results from the OPTIC trial, are forward-looking statements that are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These factors, risks and uncertainties include, but are not limited to, our ability to successfully commercialize and generate profits from sales of our products; our ability to meet anticipated clinical trial commencement, enrollment and completion dates and regulatory filing dates for our products and product candidates and to move new development candidates into the clinic; our ability to execute on our key corporate initiatives; regulatory developments and safety issues, including difficulties or delays in obtaining regulatory and pricing and reimbursement approvals to market our products; competition from alternative therapies; our reliance on the performance of third-party manufacturers, specialty pharmacies, distributors and other collaborators for the supply, distribution, development and/or commercialization of our products and product candidates; the occurrence of adverse safety events with our products and product candidates; the costs associated with our research, development, manufacturing, commercialization and other activities; the conduct, timing and results of preclinical and clinical studies of our products and product candidates, including that preclinical data and early-stage clinical data may not be replicated in later-stage clinical studies; the adequacy of our capital resources and the availability of additional funding; the ability to satisfy our contractual obligations, including under our leases, convertible debt and royalty financing agreements; patent protection and third-party intellectual property claims; litigation and government investigations; our operations in foreign countries with or through third parties; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in our public filings with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Except as otherwise noted, these forward-looking statements speak only as of the date of this press release and we undertake no obligation to update or revise any of these statements to reflect events or circumstances occurring after this press release. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

CONTACT:
ARIAD Pharmaceuticals, Inc.
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Manmeet Soni, 617-621-2286
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or
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